Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Stock Incentive Plan of Porch Group, Inc. of our reports dated March 16, 2023, with respect to the consolidated financial statements of Porch Group, Inc., and the effectiveness of internal control over financial reporting of Porch Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

March 16, 2023